Exhibit 5.2

Microsoft Corporation	Tel 425 882 8080
One Microsoft Way	Fax 425 706 7329
Redmond, WA 98052-6399	www.microsoft.com

October 29, 2015

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Ladies and Gentlemen:

I am Associate General Counsel, Legal and Corporate Affairs, and Assistant Secretary of Microsoft Corporation, a Washington corporation (the “Company”). I have acted in such capacity in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of senior unsecured debt securities (the “Securities”). The Securities will be issued under supplemental indentures (the “Supplemental Indentures”) between the Company and the trustee named therein (each, a “Trustee”), to the indenture, dated as of May 18, 2009 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture” and, as amended and supplemented by the Supplemental Indentures, the “Indenture”).

I have examined the Registration Statement and the Base Indenture. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion

Microsoft Corporation is an equal opportunity employer.

Microsoft Corporation	Tel 425 882 8080
One Microsoft Way	Fax 425 706 7329
Redmond, WA 98052-6399	www.microsoft.com

hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture will be the valid and legally binding obligation of the applicable Trustees.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Securities have been duly authorized and, when executed and delivered in accordance with the Indenture, will be duly executed and delivered by the Company in accordance with the law of the State of Washington.

The opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

I do not express any opinion herein concerning any law other than the law of the State of Washington.

Microsoft Corporation is an equal opportunity employer.

Microsoft Corporation	Tel 425 882 8080
One Microsoft Way	Fax 425 706 7329
Redmond, WA 98052-6399	www.microsoft.com

In rendering its opinion, Simpson Thacher & Bartlett LLP may rely upon this opinion as to matters of the law of the State of Washington addressed herein as if this opinion were addressed directly to them.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement filed with the Commission.

Very truly yours,

/s/ Keith R. Dolliver Keith R. Dolliver, Esq.
Associate General Counsel, Legal and Corporate Affairs, and Assistant Secretary

Microsoft Corporation is an equal opportunity employer.

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